Exhibit 99.1
May 7, 2007
Dear Peter:
     This letter agreement (the “Letter Agreement”) sets forth the terms on which you and Bookham, Inc. (the “Company”) agree that you will be employed by the Company as interim President and Chief Executive Officer.
     1. Role and Period. The Company agrees to retain your services as interim President and Chief Executive Officer commencing on February 13, 2007 (the “Commencement Date”) until your employment is terminated as provided herein. You shall be subject to the supervision of, and shall have such authority as is delegated to you by, the Board of Directors of the Company (the “Board”).
     2. Salary. Your annualized salary shall be $500,000 (based on a $2.00 = £1.00 conversion ratio on the original agreement of £250,000) for the one-year period commencing on the Commencement Date. Such salary shall be subject to adjustment as determined by the Board. Your salary will be paid in periodic installments in accordance with the Company’s customary payroll practices and will be wired on a monthly basis to the account you designate. In addition, the Company will pay any United States social security taxes that are imposed on you with respect to such salary, as well as any additional US income and employment taxes imposed on you as a result of the payment by the Company of such taxes on your behalf.
     3. Location. You shall work at various locations as required by the Company; provided that it is anticipated that approximately 20% of your working hours shall be conducted in the United States.
     4. Expenses. The Company shall reimburse you for all reasonable business expenses incurred or paid by you in connection with the performance of your services hereunder, in accordance with expense reimbursement policies of the Company and your presentation of appropriate documentation.
     5. Existing Agreements. This Agreement shall not affect any rights you have under the Indemnification Agreement, dated October 26, 2005, between you and the Company or under any restricted stock or stock option agreements in effect on the date hereof between you and the Company.
     6. Termination. Either you or the Company may terminate your employment upon 30 days’ prior written notice to the other party or the Company may do so effective immediately upon written notice to you for Cause. “Cause” shall mean any (i) willful failure by you, which failure is not cured within 30 days of written notice to you from the Company, to perform your material responsibilities to the Company or (ii) willful misconduct by you which materially and adversely affects the business reputation of the Company.
     7. Taxes. All payments to be made to you under this Letter Agreement shall be subject to any required withholding of federal, state, local and cantonal income and/or social taxes.
     8. Survival. In case any provision of this Letter Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     9. Notices. All notices required or permitted under this Letter Agreement shall be in writing and shall be deemed effective upon (i) personal delivery, (ii) four business days after being sent by registered or certified mail, postage prepaid, return receipt requested, or (iii) one business day after being sent for one business day delivery, fees prepaid, via a reputable international overnight courier service, in the case of (ii) or (iii), addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to John A. Burgess, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109), or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.
     10. Governing Law. This Letter Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to conflict of laws provisions.
     11. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided that your obligations as an employee of the Company are personal and shall not be assigned by you.
     12. Entire Agreement. This Letter Agreement represents the entire agreement between the parties regarding the subject matter hereof.
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     IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year set forth above.

BOOKHAM, INC.
By:	/s/ W. Arthur Porter
Name:
Title:

EMPLOYEE:
/s/ Peter Bordui
Peter Bordui